Exhibit 2.1

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

This Second Amendment to Stock Purchase Agreement (this “Amendment”), dated as of February 28, 2008, is made by and among Iakona, Inc. (“Iakona”), Jason Kulpa (“Kulpa”, and together with Iakona, “Seller”) and All Ad Acquisition Inc. (“Buyer”). Each of Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and Buyer are parties to a Stock Purchase Agreement dated as of November 14, 2007, as amended by the First Amendment, dated January 11, 2008 (collectively, the “Purchase Agreement”), pursuant to which Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding shares in the capital of Ad Authority, Inc.;

WHEREAS, Section 10.3 of the Purchase Agreement allows amendment of the Purchase Agreement only by a written instrument duly executed by or on behalf of each Party thereto; and

WHEREAS, the Parties wish to amend the Purchase Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

2. Termination. Section 8.1(b) of the Purchase Agreement is hereby amended by replacing the words “February 29, 2008” at the end of such section with the words “March 31, 2008”.

3. Consideration. As consideration for the extension of time set forth in Paragraph 2 above, Buyer shall reimburse Seller for all of Seller’s legal and accounting expenses incurred in connection with the transactions contemplated by the Purchase Agreement and raising the funds necessary to close such transactions. One Hundred Thirteen Thousand Three Hundred Seventy Dollars ($113,370) of such amount, which represents Seller’s legal and accounting expenses incurred prior to the date hereof, shall be paid by Buyer to Seller within two (2) business days after the date of this Agreement. The balance of such expenses shall be paid by Buyer to Seller at the Closing.

4. Purchase Agreement. The Purchase Agreement shall remain in full force and effect, as amended hereby.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

IAKONA, INC.

By:	/s/ Jason Kulpa
Name: Jason Kulpa
Title: President

/s/	Jason Kulpa
JASON KULPA, as an individual

ALL AD ACQUISITION INC.

By:	/s/ Richard J. Berman
Name: Richard J. Berman
Title: President